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                                                                     EXHIBIT 4.2


                           COMPASS BANCSHARES, INC.

             DIRECTORS COMPENSATION AND BUSINESS DEVELOPMENT PLAN
                   AS AMENDED AND RESTATED NOVEMBER 11, 1998


     1.  Purpose.  The purposes of the Compass Bancshares, Inc. Directors
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Compensation and Business Development Plan (the "Plan") are to provide directors of Compass Bancshares, Inc. (the "Company") and its subsidiaries and persons who serve on various local advisory boards of directors ("Local Directors") with a means of investing their directors' compensation in shares of the Company's common stock, $2.00 par value per share ("Company Stock"), and to provide incentive compensation to them for development of business for the Company and its subsidiaries.

     2.  Administration.  The Plan shall be administered by the Incentive
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Compensation Committee (the "Committee").  The Committee shall consist of three or more officers of the Company, and shall be appointed by the Board of Directors of the Company (the "Board"). No member of the Committee shall be eligible to receive awards under the Plan.

     3.  Participants.  Persons eligible to participate in the Plan shall be
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Local Directors of the Company and its subsidiaries, and the members of the boards of directors of the Company and its subsidiaries who are not otherwise employees of the Company. Local Directors and such non-employee directors are collectively referred to herein as "Participants."

     4.  Awards Under the Plan.  Awards under the Plan shall be in the form
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described below.  The shares of Company Stock that may be sold pursuant to the
Plan shall not exceed an aggregate of 1,000,000 shares.

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          4.1.  Any amounts to be paid to Participants as retainers, for attendance at meetings of the boards of directors of the Company and its subsidiaries or meetings of committees thereof, shall be contributed by the Company and applied either (i) in accordance with section 6 hereof, or (ii) pursuant to section 7 toward the purchase of Company Stock for the account of Participants.

          4.2. The Committee shall establish performance award targets for which Participants shall be entitled to receive funds to be applied toward the purchase of Company Stock. Such performance targets shall be based upon the development of new business for the Company or its subsidiaries or any other performance standard established by the Committee. The performance targets shall be reflected in a schedule of credit points which may be earned by Participants in such amounts and for such business production or other activity as the Committee may determine. The Committee shall also determine the amount represented by each credit point that shall be applied pursuant to section 7 toward the purchase of Company Stock, and may establish a minimum number of credit points that must be earned during a given period of time as a prerequisite to any cash award under this subsection.

          4.3. Individual bonus awards of credit points may be made, from time to time, to recognize outstanding efforts.

          4.4. The amount to be contributed for the account of Participants pursuant to section 4.1 hereof and the performance targets and the amount to be applied toward the purchase of Company Stock for each credit point awarded pursuant to section 4.2 or 4.3 hereof shall not be changed more frequently than quarterly.

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          4.5.  In the event that the Company should determine that it is required to withhold any amounts to satisfy federal, state or local withholding tax requirements, then the Company shall have the right to (i) withhold from funds to be contributed hereunder, or (ii) require Participants to remit to the Company or provide indemnification satisfactory to the Company, an amount sufficient to satisfy such withholding tax requirements. Any awards payable under the Plan may be adjusted to reflect such withholding as the Company deems appropriate.

     5.  Voluntary Cash Contributions.  Participants may voluntarily contribute
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funds in addition to those awarded under section 4 to be applied toward the purchase of Company Stock by delivering such funds to the Company for further delivery to the Agent; provided, however, that the amount of such voluntary contributions shall not exceed, during any given month, the cash amount awardable or payable to such Participant by the Company for attendance at meetings. A Participant may request that the Company return any funds voluntarily contributed by such Participant if such request is made at least 48 hours prior to the time established by section 7 when funds must be delivered to the Agent by the Company for investment in Company Stock.

     6.  Loans for the Purchase of Qualifying Shares.  Subject to the provisions
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of this section and case-by-case approval, Participants may borrow funds from one of the Company's subsidiary banks for the purpose of purchasing any qualifying shares of Company Stock which the Company requires them to own or which they are required to own by statute or regulation. Any such loans from one of the Company's subsidiary banks shall be made in accordance with, and only to the extent allowed by, applicable federal and state laws and regulations.
Any Participant who borrows funds for the purpose of purchasing qualifying shares of Company Stock pursuant to this section may elect to have any amounts payable for his account pursuant to section 4.1

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applied to reduce the principal of and interest on such indebtedness in lieu of having such funds contributed to the Agent for purchase of additional Company Stock. Purchases of qualifying shares of Company Stock utilizing the loan program established pursuant to this section shall be made through the Agent in accordance with the requirements of section 7.

     7.  Acquisition and Delivery of Shares.
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          7.1.  The Company shall designate a qualified independent purchasing agent (the "Agent") to maintain a separate account in the name of each Participant and to make purchases or to instruct brokers to make purchases of Company Stock for such accounts. The Company reserves the right to discontinue the use of the original Agent and substitute any other firm selected by the Company in its discretion. The Agent will administer or direct the purchase of Company Stock and will furnish reports to Participants reflecting transactions for their accounts. The Company shall pay all brokerage commissions charged or incurred by the Agent which are attributable to purchases of Company Stock pursuant to awards under the Plan including, without limitation, purchases made with voluntary Participant contributions under section 7 hereof; provided, however, that the Company shall not pay brokerage commissions attributable to purchases of qualifying shares of Company Stock made pursuant to section 6. The Company shall have no obligation to pay any other fees or commissions assessed by the Agent with respect to the account of any Participant.

          7.2. Each month the Company shall deliver to the Agent, in cash, the amount to be applied toward the purchase of Company Stock pursuant to section
4.1. Within thirty (30) days after receipt of such cash, the Agent shall apply or instruct brokers to apply such funds toward the purchase of shares of Company Stock (including any fractional shares), in the over-the-counter

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market or any other public securities market in which shares of Company Stock may be regularly traded. Any shares so purchased shall be held by the Agent for the respective account of each Participant.

          7.3. Each calendar quarter the Company shall deliver to the Agent, in cash, the amount represented by the number of credit points earned by each Participant pursuant to sections 4.2 and 4.3 hereof. Within thirty (30) days after receipt of such funds, the Agent shall apply or instruct brokers to apply such funds toward the purchase of shares of Company Stock (including any fractional shares), in the over-the-counter market or any other public securities market in which shares of Company Stock may be regularly traded. Any shares so purchased shall be held by the Agent for the respective account of each Participant.

          7.4. Each Participant shall be entitled to receive, upon request and with the payment of any transfer charge imposed by the Agent in connection with such transfer, certificates representing whole shares held for his account in the custody of the Agent at any time. Each Participant may make a blanket written request of the Agent that the Agent issue and deliver certificates to him after every purchase, unless the Agent can demonstrate that such blanket requests would lead to a proliferation of certificates and be unduly burdensome administratively. The Agent shall pass any proxy solicitation materials on to Participants and shall vote proxies of shares held in custody only in accordance with the instructions of Participants.

          7.5. Except as specifically set forth herein, the Agent shall have sole and absolute discretion, once funds have been contributed to it by the Company for the purchase of Company Stock, to acquire or instruct brokers to acquire Company Stock at such times, in such amounts,

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at such prices and by such methods as the Agent deems to be in the best interests of the Participants.

     8.  Participant's Accounts with the Agent.  Each Participant shall open and
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maintain a separate account with the Agent in the name of the Participant.  The
Participant's account relationship with the Agent shall be governed by an agreement between the Participant and the Agent, and the Company shall have no authority or responsibility with respect to that relationship. The Agent will act with respect to shares held in a Participant's account as the agent of the Participant and not the agent of the Company or any of its subsidiaries.

     9.  Right to Terminate Relationship.
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          9.1.  Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in any relationship with the Company or its subsidiaries or affect any right which the Company or its subsidiaries shall have to terminate its relationship with the Participant.

          9.2. Participants may terminate participation in the Plan at any time by delivering notice to the Company of resignation of their positions with the Company or its subsidiaries. In the event of such resignation, the Participant shall be entitled to receive certificates representing whole shares held for such Participant's account as soon as practicable following submission of his resignation. If at the time of any such resignation, a Participant has earned credit points but the Company has not yet contributed funds to the Agent for the purchase of shares of Company Stock in accordance with section 7, the Participant shall forfeit such credit points and any corresponding right to receive cash or shares of Company Stock. Upon termination of participation in the Plan, a Participant shall no longer be entitled to receive any awards from the

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Company under the Plan (including, without limitation, awards in the form of payment of brokerage commissions). Such Participant's account relationship with the Agent may survive termination of participation in the Plan if permitted by the terms of the account agreement between the Agent and the Participant.

     10.  Non-Assignability.  No award under the Plan shall be assignable or
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transferable by the Participant except by will or by the laws of descent and distribution.

     11.  Provisions Regarding Committee.  Decisions by the Committee shall be
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made by a majority of its members.  The Committee shall have full and final authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the performance targets with respect to which Participants will receive compensation; to determine and establish additional terms and conditions not inconsistent with the Plan; and to make all other determinations that are necessary or advisable for the administration of the Plan.

     The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

     12.  Adjustments in Stock.  In the event of any change in the outstanding
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Common Stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, the Board shall adjust the number of shares of Common Stock which may be sold pursuant to the Plan and the Board shall provide for an equitable adjustment of any shares to be acquired pursuant to awards outstanding under the Plan.

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     13.  Amendment or Termination.  The Board may amend, modify, suspend or
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terminate the Plan at any time.  The termination or any modification, suspension or amendment of the Plan shall not, without the consent of a Participant, adversely affect the Participant's right under an award previously granted. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of Common Stock; provided, however, that the Board may terminate the Plan at any time.

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